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priceline.com Incorporated
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Dear Stockholder,

In a global macro-economic environment marked by continued uncertainty, conditions in the global hotel business continued to improve in 2011 with rising hotel occupancy and average daily room rates. The Priceline Group - which consists of Booking.com, priceline.com, Agoda.com and Rentalcars.com - benefitted from the stronger leisure travel environment, a continued shift to the Internet for people making travel reservations (particularly in emerging markets), as well as Group execution on geographic expansion, sharing supply, customers and best practices among our brands, and building new mobile delivery platforms.

Gross bookings, representing the total value, generally inclusive of all taxes and fees, of all travel services purchased by customers amounted to $21.7 billion and increased by 58.7% compared to 2010. The Group generated $1.4 billion of operating income, which constituted 77.8% growth over the prior year.

Our operating results are primarily driven by our worldwide hotel reservation business. The Group built on its position as the world's largest online hotel reservation service and, we believe, continued to take market share from competitors in the U.S. and abroad. The Group booked 141.6 million hotel room nights in 2011, an increase of 53% over 2010.

International operations contributed $16.9 billion of gross travel bookings, an increase of 78.4% versus 2010 (70% on a local currency basis). Our international hotel business, comprised of Booking.com and Agoda.com, had strong growth for the year. Geographically, the Group spent much of 2011 expanding our presence in the Asia-Pacific region, where Agoda.com has a leadership position serving primarily Asia-Pacific travelers and Booking.com is building a solid business with a larger proportion of international travelers. Booking.com is making inroads in South America while continuing to build out our businesses in core European markets. Booking.com currently includes over 200,000 hotels and other accommodations on its website.

Our U.S. operations had gross bookings of $4.7 billion in 2011, an increase of 14.0% over 2010. Retail hotel reservations, aided by inclusion of shared supply from Booking.com, was a key driver of the strong performance. Priceline.com has also continued to evolve the Negotiator TV campaign in an effort to broaden the appeal of the brand and drive new user visitation.

The Group's global rental car business booked 23.8 million rental car days in 2011, an increase of 45.6% compared to the prior year. Travel Jigsaw, which we acquired in May 2010, continues to perform very well and completed a transition to the Rentalcars.com brand in 2011.

The Priceline Group made additional strides to reach out to a growing segment of the world's traveling population with a series of new mobile apps and functionality for iPhone, iPad, Android and other mobile devices. The apps are particularly valuable to travelers who may now defer making their hotel and rental car reservations until just before their trip or, in many instances, after they've arrived at their destinations. As the penetration of mobile devices increases, the Group experienced a corresponding rise in mobile bookings throughout 2011.

Over the past few years, our global hotel business played an important role in helping our hotel partners build occupancy and revenue as they recovered from the global financial crisis. We did this primarily by driving demand from international travelers to independent and small group hotels. For our international brands (primarily Booking.com and Agoda.com), which represent over 75% of total 2011 gross bookings, approximately 90% of booked room nights went to independent and small group hotels, and approximately 70% of those room nights represented reservations for travel in another country. Many independent and small group hotels do not have the resources to build robust online marketing programs or distribution in foreign countries and languages.

Our supplier partners' brands and properties are marketed on our web sites to millions of travelers around the world in 41 different languages with no charge unless we deliver a reservation. We spent approximately $920 million in online advertising to drive reservations for our partners and build distribution with thousands of local distribution affiliates. Finally, our models typically give the hotelier control over the prices offered on our web sites and the compensation we receive is usually much less than what a hotelier would traditionally pay in offline channels to market a property to an international leisure traveler.

During 2012, The Priceline Group intends to continue to focus on serving our customers and growing our global hotel business. We believe that growth will come through continued geographic expansion, the addition of hotels and other accommodations, expansion of mobile functionality and distribution, and product and content innovation, to offer a broad spectrum of choices to customers regardless of where they live or want to travel. We also intend to continue innovation and product improvement in the U.S. business of priceline.com and build on the geographic footprint and product offerings of Rentalcars.com.

Most importantly, The Priceline Group's 2012 strategy will remain squarely focused on providing valuable services to our travel customers and travel partners with the best selection and absolute best travel deals to be found online.

In closing, I would like to thank our customers, travel partners, employees and stockholders for their continued support.

Sincerely,
Jeffery H. Boyd
President & CEO
priceline.com Incorporated